EXHIBIT 12 (a)

October 15, 2021

Mid Cap Stock Fund

a series of John Hancock Funds II

200 Berkeley Street

Boston, MA 02116

John Hancock Mid Cap Growth Fund

a series of John Hancock Investment Trust

200 Berkeley Street

Boston, MA 02116

Re:     Reorganization to Combine Series of Massachusetts Business Trusts

Ladies and Gentleman:

John Hancock Funds II, a Massachusetts business trust (“JHF II”), on behalf of its series, Mid Cap Stock Fund (the “Acquired Fund”), and John Hancock Investment Trust, a Massachusetts business trust (“JHIT”), on behalf of its series John Hancock Mid Cap Growth Fund (the “Acquiring Fund”), have requested our opinion as to certain federal income tax consequences of transactions (the “Reorganization”) in which the Acquiring Fund will acquire substantially all of the assets and assume all of the liabilities of the Acquired Fund in exchange solely for shares of beneficial interest in the Acquiring Fund (“Acquiring Fund Shares”) pursuant to an Agreement and Plan of Reorganization (“Agreement”) entered into by JHIT, on behalf of the Acquiring Fund and by JHF II, on behalf of the Acquired Fund, on October 15 , 2021.1 Specifically, the Funds have requested our opinion that the consummation of the Reorganization will qualify as a “reorganization” (as defined in section 368(a)).2

1       Each of the Acquired Fund and the Acquiring Fund is sometimes referred to herein as a “Fund,” and each of JHF II and JHIT is sometimes referred to herein as an “Investment Company.”

2        All “section” references are to the Internal Revenue Code of 1986, as amended (“Code”), unless otherwise noted, and all “Treas. Reg. §” references are to the regulations under the Code (“Regulations”).

K&L GATES LLP

STATE STREET FINANCIAL CENTER ONE LINCOLN STREET BOSTON MA 02111

T +1 617 261 3100 F +1 617 261 3175 klgates.com

October 15, 2021

In rendering this opinion, we have examined (1) the Agreement, (2) the Proxy Statement/Prospectus dated August 26, 2021, regarding the Reorganization (“Proxy Statement”) that was furnished in connection with the solicitation, by the members of JHF II’s Board of Trustees (“Board”), of proxies for use at a special meeting of the Acquired Fund’s shareholders that was held on October 6, 2021, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Agreement and on the statements and representations of officers and other representatives of the Acquiring Fund and the Acquired Fund (collectively, “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date (as defined in the Agreement) will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts and representations set forth in the reviewed documents and the representations of officers of each Investment Company, and conditioned on (i) those representations’ being true on the closing date of the Reorganization and (ii) the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion with respect to the federal income tax consequences of the Reorganization is as follows.

1.       The Reorganization will be a reorganization under section 368(a)(1)(F) of the Code, and the Acquired Fund and the Acquiring Fund will each be a party to a reorganization under section 368(b) of the Code.

2.       Under Sections 361 and 357 of the Code, no gain or loss will be recognized by the Acquired Fund upon: (1) the transfer of all of its assets to the Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of substantially all liabilities of the Acquired Fund, or (2) the distribution by the Acquired Fund of the Acquiring Fund shares to the Acquired Fund’s shareholders in liquidation of the Acquired Fund, except for (A) any gain or loss recognized on (i) “section 1256 contracts” as defined in Section 1256(b) of the Code or (ii) stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (B) any other gain or loss that may be required to be recognized (i) upon the termination of a position or (ii) upon the transfer of such asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code.

October 15, 2021

3.       Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Acquired Fund’s assets solely in exchange for the issuance of the Acquiring Fund’s shares to the Acquired Fund and the assumption of substantially all of the Acquired Fund’s liabilities by the Acquiring Fund.

4.       Under Section 362(b) of the Code, the tax basis of the assets of the Acquired Fund acquired by the Acquiring Fund will be the same as the tax basis of those assets in the hands of the Acquired Fund immediately before the transfer, adjusted for any gain or loss required to be recognized as described above.

5.       Under Section 1223(2) of the Code, the tax holding period of the assets of the Acquired Fund, other than certain assets with respect to which gain or loss is required to be recognized as described above, in the hands of the Acquiring Fund will include the Acquired Fund’s tax holding period for those assets.

6.       Under Section 354 of the Code, the Acquired Fund’s shareholders will not recognize gain or loss upon the exchange of Acquired Fund shares solely for Acquiring Fund shares as part of the Reorganization.

7.       Under Section 358 of the Code, the aggregate tax basis of the Acquiring Fund shares an Acquired Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares surrendered in exchange therefore.

8.       Under Section 1223(1) of the Code, the tax holding period of the Acquiring Fund shares an Acquired Fund shareholder receives will include the tax holding period of the Acquired Fund shares surrendered in the exchange, provided that the Acquired Fund shareholder holds the Acquired Fund shares as capital assets on the date of the exchange.

9.       For purposes of section 381, the Acquiring Fund will be treated just as the Acquired Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of the Acquired Fund’s taxable year, the Acquired Fund’s tax attributes enumerated in section 381(c) will be taken into account by the Acquiring Fund as if there had been no Reorganization, and the part of the Acquired Fund’s last taxable year that began before the Reorganization will be included in the Acquiring Fund’s first taxable year after the Reorganization.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof.

October 15, 2021

All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only if each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if any Fund is insolvent. Finally, our opinion is solely for the information and use of the addressees and their shareholders and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP